Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Atmel Corporation:

We consent to the use of our report dated February 25, 2015, with respect to the consolidated balance sheets of Atmel Corporation as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

February 10, 2016